As filed with the Securities and Exchange Commission on October 29, 1996

                                                        Registration No.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                        BLONDER TONGUE LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                                           52-1611421
 ------------------------------                        ----------------------
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                        Identification Number)

                               One Jake Brown Road
                          Old Bridge, New Jersey 08857
                                 (908) 679-4000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

       BLONDER TONGUE LABORATORIES, INC. 1994 INCENTIVE STOCK OPTION PLAN
         BLONDER TONGUE LABORATORIES, INC. 1995 LONG TERM INCENTIVE PLAN
           BLONDER TONGUE LABORATORIES, INC. 1996 DIRECTOR OPTION PLAN
                            (Full title of each Plan)

                                 James A. Luksch
                      President and Chief Executive Officer
                               One Jake Brown Road
                          Old Bridge, New Jersey 08857
                                 (908) 679-4000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------

                                   Copies to:
                           Gary P. Scharmett, Esquire
                      Stradley, Ronon, Stevens & Young, LLP
                            2600 One Commerce Square
                      Philadelphia, Pennsylvania 19103-7098
                           --------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                    CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
                                                                  Proposed maximum        Proposed maximum
                                             Amount to be        offering price per      aggregate offering        Amount of
  Title of securities to be registered      registered(1)               Share                 price (4)        registration fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share     128,455 shares             $ 2.565   (2)        $3,632,607.59          $1,100.80
                                            76,176 shares              $ 4.326   (2)
                                            204,500 shares             $ 9.63    (2)
                                            48,500 shares              $10.59    (2)
                                            56,885 shares              $ 8.625   (3)
----------------------------------------------------------------------------------------------------------------------------------

(1) Such additional, indeterminable number of shares that may be issuable by reason of the anti-dilution provisions of the Blonder Tongue Laboratories, Inc. 1994 Incentive Stock Option Plan, 1995 Long Term Incentive Plan and the 1996 Director Option Plan (collectively, the "Plans") are hereby registered.

(2) Pursuant to Rule 457(h)(1), for shares issuable under presently outstanding options granted under the Plans, the price at which such options may be exercised has been used to determine the registration fee.

(3) Pursuant to Rule 457(h)(1) and (c), for shares available under the Plans that have yet to be granted or are not presently subject to outstanding options, the average of the high and low prices per share of the Common Stock reported on the American Stock Exchange on October 25, 1996, has been used to determine the registration fee.

(4)  Estimated solely for the purpose of determining the registration fee.

                                   PROSPECTUS

                        BLONDER TONGUE LABORATORIES, INC.

                         132,017 Shares of Common Stock


         This Prospectus relates to 132,017 shares of Common Stock, $.001 par value (the "Common Stock"), of Blonder Tongue Laboratories, Inc. (the "Company") which will be upon issuance outstanding shares that may be offered by certain securityholders of the Company (collectively, the "Selling Securityholders"). The Selling Securityholders will have acquired their respective shares of Common Stock pursuant to either the Company's 1994 Incentive Stock Option Plan, 1995 Long Term Incentive Plan or the 1996 Director Option Plan (collectively, the "Plans").

         No part of the proceeds of this offering will be received by the Company. The Company will pay all expenses incident to the preparation and filing of a registration statement under the federal securities laws, and the registration or qualification under any applicable state securities laws for the shares of Common Stock offered hereby. The Selling Securityholders may sell the shares offered hereby from time to time on terms to be determined at the time of sale, either directly or through agents designated from time to time or dealers or underwriters designated from time to time. The aggregate proceeds to the Selling Securityholders from the sale of the shares of Common Stock offered hereby will be the offering price of the shares sold, less applicable agents' commissions and underwriters' discounts, if any. See "Plan of Distribution".

         SEE "RISK FACTORS" ON PAGES 4-8 HEREIN FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.




                The date of this Prospectus is October 29, 1996

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OR OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK TO WHICH IT RELATES, AND THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.



                                TABLE OF CONTENTS
                                                                      Page

AVAILABLE INFORMATION....................................................2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................3
THE COMPANY..............................................................3
RISK FACTORS.............................................................4
LEGAL PROCEEDINGS........................................................8
USE OF PROCEEDS..........................................................8
SELLING SECURITYHOLDERS..................................................9
PLAN OF DISTRIBUTION.....................................................9
LEGAL MATTERS...........................................................11
EXPERTS  ...............................................................11



                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected at the Commission's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices, 7 World Trade Center, New York, New York 10048, and Citicorp Building, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, certain reports, proxy and informational statements and other information of value to the Company can be accessed via the Commission's Web Site at the following address: http://www.sec.gov.

         The Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "BDR". Reports, proxy statements and other information can be inspected at the offices of AMEX at 86 Trinity Place, New York, New York 10006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents and information heretofore filed by the Company with the Commission are, as of their respective dates, incorporated into this Registration Statement by reference:

         (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         (b) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996;

         (c) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996;

         (d) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above; and

         (e) the description of the Common Stock contained in the Company's Registration Statement on Form S-1 (Registration No.33-98070) originally filed with the Commission on October 12, 1995, including any amendment or report filed for the purpose of updating such description.



         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment hereto that indicates that all shares of Common Stock registered hereby have been sold or that deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all information that has been incorporated by reference in this Prospectus, other than exhibits to such information that are not specifically incorporated by reference into such information. Requests for information incorporated by reference in this Prospectus should be made in writing or by telephone to Peter Pugielli, Blonder Tongue Laboratories, Inc., One Jake Brown Road, Old Bridge, New Jersey 08857, telephone number (908) 679-4000.

                                   THE COMPANY

         The Company is a leading designer, manufacturer and supplier of a comprehensive line of electronics and systems equipment for the non-franchised cable television industry, commonly referred to as the private cable industry ("Private Cable"). The Company's products are used in the acquisition, conversion, distribution and protection of television signals. These products are sold primarily to customers which provide an array of communications services, including television, to multiple dwelling units consisting mainly of apartment complexes and condominiums ("MDU"), to the lodging industry consisting mainly of hotels, motels and resorts ("Lodging"), and to other facilities such as schools, hospitals, prisons and marinas. The Company's products are also used in the franchised cable industry ("CATV") and in surveillance systems. While the Company does not install systems, it offers a complete television signal distribution system to its customers by providing a full range of products and product engineering, design and support. The Company's principal customers are Private Cable system integrators which design, package, install and in most instances operate Private Cable systems for MDU and Lodging property owners.

         The Company was incorporated in November, 1988, under the laws of the State of Delaware as a successor to a New Jersey corporation operating under the same name, which was originally founded by Ben H. Tongue and Isaac S. Blonder in 1950. The Company's principal executive offices are located at One Jake Brown Road, Old Bridge, New Jersey 08857. Its telephone number is (908) 679-4000.

                                  RISK FACTORS

         In evaluating the Company's business and in making a decision to purchase Common Stock, prospective investors should carefully consider the following factors in addition to the other information contained in and incorporated into this Prospectus before purchasing the Common Stock offered hereby.

Dependence on Certain Large Customers

         Approximately 36%, 42% and 46% of the Company's revenues in fiscal years 1993, 1994 and 1995, respectively, were derived from sales of products to the Company's five largest customers. For the first six months of 1996, sales to the Company's five largest customers accounted for approximately 37% of the Company's revenues. There can be no assurance that any sales to these customers, individually or as a group, will reach or exceed historical levels in any future period. However, the Company anticipates that these customers will continue to account for a significant portion of the Company's revenues in future periods, although none of them is obligated to purchase any specified amount of products (beyond outstanding purchase orders) or to provide the Company with binding forecasts of product purchases for any future period.

         The complement of leading customers may shift as the most efficient and better financed integrators grow more rapidly than others. The Company believes that many integrators will grow rapidly, and, as such, the Company's success will depend in part on the viability of those customers and on the Company's ability to maintain its position in the overall marketplace by shifting its emphasis to those customers with the greatest growth and growth prospects. Any substantial decrease or delay in sales to one or more of the Company's leading customers, the financial failure of any of these entities, or the Company's inability to develop solid relationships with the integrators which may replace the present leading customers, could have a material adverse effect on the Company's results of operations and financial condition. In 1995, the Company's then largest customer, ICS Communications, Inc. ("ICS"), accounted for approximately 18% of the Company's revenues. During 1995 while ICS was in the process of negotiating a restructuring of its ownership it experienced a shortage of working capital. This resulted in an increase in the age of its outstanding accounts with the Company, which in turn gave rise to a substantial reduction in shipments by the Company to ICS. Sales to ICS accounted for approximately 2% of the Company's revenues for the first six months of 1996. As of October 28, 1996, ICS's outstanding account was approximately $770,000 all of which has been outstanding for more than ninety (90) days. While the Company believes that this customer will pay its outstanding account, no assurance can be given in this regard. The Company has established a specific reserve on its books relating to this account in the amount of $115,000. Notwithstanding the foregoing, the failure of this customer to pay its outstanding account would have a material adverse effect upon the Company's results of operations and financial condition.

Need to Manage Growth

         The Company has recently experienced a period of significant growth which has placed, and could continue to place, a significant strain on the Company's resources, including its working capital. Cash flow from operations has been insufficient to finance this growth and the Company has relied upon a line of credit to supplement cash generated from operations to finance working capital requirements. The Company's ability to manage growth effectively will require it to continue to improve and expand its operations, including its financial and management information systems and its manufacturing operations, and to recruit and retain executive staff and key employees. There can be no assurance that the Company's operations will generate sufficient cash flow or that adequate financing will be available to finance continued growth. The Company's inability to obtain needed equity or debt financing could have a material adverse effect on the Company's results of operations and financial condition. In addition, there can be no assurance that the Company will be able to continue to improve and expand its operations or to recruit and retain high quality executives and key employees. The failure to manage growth effectively would have a material adverse effect on the Company's results of operations and financial condition.

Changes in Technologies, Industry Standards and Customers' Needs

         The Private Cable industry is characterized by the continuing advancement of technology, evolving industry standards and changing customer needs. To be successful, the Company must anticipate the evolution of industry standards in Private Cable and in the communications industry generally, and changes in customer needs, through the timely development and introduction of new products, enhancement of existing products and licensing of new technology from third parties. Although the Company depends primarily on its own research and development efforts to develop new products and enhancements to its existing products, the Company has and may continue to seek licenses for new technology from third parties when the Company believes that it can obtain such technology more quickly and/or cost-effectively from such third parties than the Company could otherwise develop on its own, or when the desired technology has already been patented by a third party. There can, however, be no assurance that new technology or such licenses will be available on terms acceptable to the Company. There can be no assurance that the Company will anticipate the evolution of industry standards in Private Cable or the communications industry generally, changes in the market and customer needs, or that technologies and applications under development by the Company will be successfully developed, or if they are successfully developed, that they will achieve market acceptance. If the Company is unable for technological or other reasons to develop and introduce products and applications or to obtain licenses for new technologies from third parties in a timely manner in response to changing market conditions or customer requirements, the Company's results of operations and financial condition would be materially adversely affected.

Highly Competitive Market Place

         All aspects of the Company's business are highly competitive. The Company competes with national, regional and local manufacturers and distributors, including companies larger than itself which have substantially greater resources. Various manufacturers who are suppliers to the Company sell directly as well as through distributors into the CATV and Private Cable marketplaces. Because of the convergence of the cable, telecommunications and computer industries and rapid technological development, new competitors may seek to enter the principal markets served by the Company. Many of these potential competitors have significantly greater financial, technical, manufacturing, marketing, sales and other resources than the Company. The Company expects that direct and indirect competition will increase in the future. Additional competition could have a material adverse effect on the Company's results of operations and financial condition through price reductions, loss of market share and delays in the timing of customer orders.

Dependence on Key Personnel

         The Company's future success depends in large part on the continued service of its key executives and technical and management personnel, including James A. Luksch, Chief Executive Officer and President, and Robert J. Palle, Executive Vice President and Chief Operating Officer. The Company maintains and is the beneficiary of $1,000,000 of key man life insurance on each of Mr. Luksch and Mr. Palle. The Company's future success also depends on its ability to continue to attract and retain highly-skilled engineering, manufacturing, marketing and managerial personnel. The competition for such personnel is intense, and the loss of key employees, in particular the principal members of its management and technical staff, could have a material adverse effect on the Company's results of operations and financial condition.

Risks of International Operations

         Sales to customers outside of the United States represented approximately 11%, 11% and 9% of the Company's revenues in fiscal years 1993, 1994 and 1995, respectively. For the first six months of 1996, such sales represented approximately 6.1% of the Company's revenues. Such sales are subject to certain risks such as changes in foreign government regulations and telecommunications standards, export license requirements, tariffs and taxes, other trade barriers, fluctuations in foreign currency exchange rates, difficulties in staffing and managing foreign operations, and political and economic instability. Fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. There can be no assurance that sales to customers outside the United States will reach or exceed historical levels in the future, or that international markets will continue to develop or that the Company will receive additional contracts to supply its products for use in systems and equipment in international markets. The Company's results of operations and financial condition could be materially adversely affected if international markets do not continue to develop, the Company does not continue to receive additional contracts to supply its products for use in systems and equipment in international markets or the Company's international sales are affected by the other risks of international operations.

Dependence on Private Cable Industry Capital Spending

         The Company estimates that approximately 80% of its revenues in fiscal years 1993, 1994 and 1995 came from worldwide sales of its products for use primarily in Private Cable systems. Demand for the Company's products depends to a large extent upon capital spending on Private Cable systems and specifically by Private Cable operators for constructing, rebuilding, maintaining or upgrading their systems. Capital spending by Private Cable operators and, therefore, the Company's sales and profitability, are dependent on a variety of factors, including access by Private Cable operators to financing, demand for their cable services, availability of alternative video delivery technologies, and general economic conditions. There can be no assurance that Private Cable operators will continue capital spending for constructing, rebuilding, maintaining, or upgrading their systems. Any substantial decrease or delay in capital spending by Private Cable operators would have a material adverse effect on the Company's results of operations and financial condition.

Dependence on Single Manufacturing Facility

         The Company operates primarily out of one manufacturing facility in Old Bridge, New Jersey. While the Company maintains a limited amount of business interruption insurance, a casualty that results in a lengthy interruption of the ability to manufacture at that facility would have a material adverse effect on the Company's results of operations and financial condition.

Dependence on Third Party Suppliers

         Currently, the only component that the Company purchases from a sole supplier for which alternative sources are not available is the VideoCipher(R) encryption system manufactured by General Instrument Corporation, which is the standard encryption methodology employed on United States C-Band transponders. VideoCipher(R) is an essential component of the Company's receiver/decoder product line. An inability to obtain these components in adequate quantities and on a timely basis could have a material adverse effect on the Company's results of operations and financial condition. In addition, results of operations and financial condition could be materially adversely affected by receipt of a significant number of defective components, an increase in component prices or the inability of the Company to obtain lower component prices in response to competitive pressures on the pricing of the Company's products.

Limited Proprietary Protection

         The Company possesses limited patent or registered intellectual property rights with respect to its technology. The Company relies on a combination of contractual rights and trade secret laws to protect its proprietary technology and know-how. There can be no assurance that the Company will be able to protect its technology and know-how or that third parties will not be able to develop similar technology independently. Therefore, existing and potential competitors may be able to develop similar products which compete with the Company's products. Such competition could adversely affect the prices for the Company's products or the Company's market share and could have a material adverse effect upon the Company's results of operations and financial condition.

Risk of Patent Infringement Claims

         While the Company does not believe that its products (including products and technologies licensed from others) infringe the proprietary rights of any third parties, on October 18, 1996, the Company was served with a complaint alleging patent infringement by Scientific-Atlanta, Inc. ("Scientific"), relating to the Company's VideoMask(TM) interdiction product. See "Legal Proceedings". While the Company is not aware of any other existing or threatened patent infringement claim asserted against it, there can be no assurance that other infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted against the Company or its customers. Although the outcome of any litigation cannot be predicted with certainty, the Company believes the complaint filed by Scientific is without merit and that the ultimate disposition in this matter will not have a material effect on the Company's business. Regardless of the validity or the successful assertion of the claims set forth in the Scientific complaint or infringement claims made by others, the Company could incur significant costs and diversion of resources with respect to the defense thereof which could have a material adverse effect on the Company's financial condition and results of operations. Damages for violation of third party proprietary rights could be substantial, in some instances are trebled, and could have a material adverse effect on the Company's financial condition and results of operation. If the Company is unsuccessful in defending the lawsuit filed by Scientific or any other claims or actions are asserted against the Company or its customers, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that under such circumstances, a license would be available under reasonable terms or at all. The failure to obtain a license to a third party's intellectual property rights on commercially reasonable terms could have a material adverse effect on the Company's results of operations and financial condition.

Environmental Regulations

         The Company is subject to a variety of federal, state and local governmental regulations related to the storage, use, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in its manufacturing processes. The Company does not anticipate material capital expenditures during the remainder of its current fiscal year or during 1997, for compliance with federal, state and local environmental laws and regulations. There can be no assurance, however, that changes in environmental regulations will not result in the need for additional capital expenditures or otherwise impose additional financial burdens on the Company. Further, such regulations could restrict the Company's ability to expand its operations. Any failure by the Company to obtain required permits for, control the use of, or adequately restrict the discharge of, hazardous substances under present or future regulations could subject the Company to substantial liability or could cause its manufacturing operations to be suspended. Such liability or suspension of manufacturing operations could have a material adverse effect on the Company's results of operations and financial condition.

Control of the Company by Principal Stockholders, Officers and Directors

         The Company's principal stockholders, officers, and directors beneficially own approximately 70% of the outstanding shares of the Company's Common Stock. As a result, such persons, acting together, would have the ability to control all matters requiring stockholder approval. The concentration of ownership could have the effect of discouraging offers to acquire the Company or otherwise inhibiting a change in control of the Company, and as a result, may deprive stockholders of an opportunity to sell their stock at higher prices.

Potential Issuance of Preferred Stock and other Anti-Takeover Measures

         The Board of Directors has the authority to issue up to 5,000,000 shares of undesignated Preferred Stock, to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any unissued series of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the Company's stockholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to the rights of the Common Stock. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and as a result, the issuance of such stock could have a material adverse effect on the market value of the Common Stock. In addition, the Company's Restated Certificate of Incorporation eliminates the right of stockholders to act without a meeting, does not provide cumulative voting for the election of directors or the right of stockholders to call special meetings, provides for a classified board of directors, and imposes various procedural requirements which could make it difficult for such stockholders to affect certain corporate actions. These provisions and the Board's ability to issue Preferred Stock may have the effect of deterring hostile takeovers or offers from third parties to acquire the Company, preventing stockholders from receiving a premium for their shares of the Company's Common Stock, or delaying or preventing changes in control or management of the Company. The Company is also afforded the protection of
Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of the Company, impede a merger, consolidation or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. Any of these provisions which may have the effect of delaying or preventing a change in control of the Company could have a material adverse effect on the market value of the Company's Common Stock.

Dividends Unlikely

         The Company intends to retain its earnings to finance the growth of its business and therefore does not intend to pay dividends on its Common Stock in the foreseeable future.

Potential Volatility of Stock Price

         Factors such as announcements of technological innovations or new products by the Company, its competitors or third parties, quarterly variations in the Company's actual or anticipated results of operations, and market conditions for emerging growth stocks or cable industry stocks in general may cause the market price of the Company's Common Stock to fluctuate significantly. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

Shares Eligible for Future Sale; Possible Adverse Effect on Market Price

         Of the 8,166,685 shares of Common Stock outstanding on September 30, 1996, 5,588,531 shares of Common Stock outstanding are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Such restricted securities may be sold in the public market only if registered or if the sale qualifies for an exemption from registration, such as that provided by Rule 144. Of the 5,588,531 restricted shares, 800,000 are immediately available for sale and 4,788,531 will become available for sale on December 14, 1996 taking into account the restrictions imposed under Rule 144 and certain contractual restrictions imposed upon certain of the holders of restricted shares. The future sale of restricted securities by one or more of these stockholders could have an adverse effect on the market price of the Common Stock and the ability of the Company to raise capital.

                                LEGAL PROCEEDINGS

         On October 18, 1996, the Company was served with a complaint in a lawsuit filed by Scientific-Atlanta, Inc. in the United States District Court for the Northern District of Georgia, alleging patent infringement by the Company's VideoMask(TM) interdiction product. The complaint requests an unspecified amount of damages and injunctive relief. Although the outcome of any litigation cannot be predicted with certainty, the Company believes the complaint is without merit and that the ultimate disposition of this matter will not have a material effect on the Company's business. See "Risk Factors".

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby. The Selling Securityholders are certain employees, executive officers and directors of the Company and all net proceeds from the sale of the shares of Common Stock offered hereby will belong to such Selling Securityholders. See "Selling Securityholders". Certain of the shares of Common Stock being offered hereby by the Selling Securityholders, however, will have been acquired by the Selling Securityholders from the Company upon exercise of presently outstanding stock options granted by the Company pursuant to the Plans. The Company will receive the consideration paid to it by such Selling Securityholders upon the exercise of such stock options by the holders thereof. The Company intends to use any such proceeds for working capital and general corporate purposes.

                             SELLING SECURITYHOLDERS

         The following persons are offering the following number of shares of Common Stock pursuant to this Prospectus. The table assumes all of the stock options granted pursuant to the Plans are exercised and all of the shares offered hereby are sold. In addition, certain unnamed non-affiliates may use this Prospectus for offers and resales up to the lesser of 1,000 shares or 1% of the shares issuable under the Plans.


                                                                                                        Shares of Common
                                            Total Shares                      Shares of                Stock Owned After
                                            of Common                       Common Stock             Completion of Offering
Name of Selling Securityholder              Stock Owned                    Offered Hereby            (percentage of class)
------------------------------              -----------                    --------------            ---------------------
James A. Luksch                             2,021,706(1)                       25,000                  1,996,706 (24.68%)

Robert J. Palle, Jr.                        1,273,337                          23,500                  1,249,837 (15.55%)

Peter Pugielli                                 33,239                          27,839                        5,400*

Daniel J. Altiere                              27,839                          27,839                          0

Norman A. Westcott                             27,839                          27,839                          0



----------

*   Less than 1%.

(1) The number of shares owned by Mr. Luksch includes options to purchase
    (i) 5,464 shares of Common Stock owned by the 1988 Irrevocable Trust A of Herbert M. Luksch, the Trustee of which is Mr. Luksch, (ii) 5,464 shares of Common Stock owned by the 1988 Irrevocable Trust B of Herbert M. Luksch, the Trustee of which is Mr. Luksch, and (iii) 9 shares of Common Stock owned by the Estate of Herbert M. Luksch, the executor of which is Mr. Luksch.

         Mr. Luksch is the Chairman of the Board of Directors, President and Chief Executive Officer of the Company. Mr. Palle is the Executive Vice President and Chief Operating Officer and a director of the Company. Mr. Pugielli is the Senior Vice President, Treasurer and Chief Financial Officer of the Company. Mr. Altiere is the Senior Vice President of the Company. Mr. Westcott is the Vice President of the Company.



                              PLAN OF DISTRIBUTION

         The 132,017 shares of Common Stock covered by this Prospectus are, or will be upon issuance, outstanding shares that are being or will be offered by the Selling Securityholders.

         Any distribution of the shares offered by this Prospectus by the Selling Securityholders, or by their pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time);
(b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the American Stock Exchange or on one or more exchanges on which the shares are then listed, in special offerings, exchange distributions pursuant to the rules of the American Stock Exchange or any applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or (d) by any other legally available means.

         To the extent required, the number of shares of Common Stock to be sold, the offering price thereof, the name of each Selling Securityholder and each agent, dealer and underwriter, if any, and any applicable discounts or commissions concerning a particular offering will be set forth in an accompanying Prospectus Supplement. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 701 under the Securities Act may be sold pursuant to such rules rather than pursuant to this Prospectus. The aggregate proceeds to the Selling Securityholders from the shares of Common Stock offered by the Selling Securityholders hereby will be the offering price of such shares of Common Stock less applicable commissions or discounts.

         There is no assurance that the Selling Securityholders will sell any of the shares of Common Stock offered hereby.

         In order to comply with the securities laws of certain states or other jurisdictions, if applicable, the shares of Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers where required. In addition, in certain states or other jurisdictions the shares of Common Stock may not be sold unless they have been registered or qualified for sale under the securities laws of such jurisdictions or any exemption from the registration and qualification requirements of such laws is available and the conditions of such exemption are satisfied.

         The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which case any commissions received by such broker-dealers, agents, or underwriters and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of shares of Common Stock offered hereby may not simultaneously engage in market making activities for the Common Stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Securityholder and any other person who participates in a distribution of the shares of Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the time of purchases and sales of Common Stock by the Selling Securityholders. The applicable provisions of the Exchange Act and the rules and regulations thereunder may affect the marketability of the shares of Common Stock and the ability of any person to engage in market making activities for the shares of Common Stock.

         The Company will not receive any proceeds from this offering. The Company will not pay any fees or expenses of this offering, other than the fees and expenses incident to the preparation and filing of a Registration Statement for this offering under federal securities laws and the registration or qualification under any applicable state securities laws and any exemptions therefrom. Each of the Selling Securityholders is and will be acting independently of the other in making decisions on the manner and extent of any offer, pledge or sale.

                                  LEGAL MATTERS

         Stradley, Ronon, Stevens & Young, LLP ("SRSY"), legal counsel to the Company, has offered its opinion upon the legality of the Common Stock. Certain attorneys at SRSY own an aggregate of 10,950 shares of the Company's Common Stock and a partner of the firm has an option to purchase 10,000 shares of the Common Stock at the purchase price of $10.25 per share, which option may be exercised for a 10-year period ending on July 16, 2006.


                                     EXPERTS

         The financial statements and schedule as of December 31, 1994 and December 31, 1995, and for the years then ended, incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing. The financial statements and schedule for the year ended December 31, 1993 incorporated by reference in this Prospectus have been audited by Bowman & Company LLP, independent certified public accountants, to the extent and for the period set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

         As used in this Registration Statement, unless the context otherwise requires, the terms "Blonder Tongue" and the "Company" mean Blonder Tongue Laboratories, Inc. and its subsidiaries.


Item 3.  Incorporation of Documents by Reference.

         The following documents, previously filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), are hereby incorporated by reference in this Registration Statement, except as superseded or modified herein:

         (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

         (c) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

         (d) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal covered by the annual report referred to above; and

         (e) the description of the Common Stock contained in the Company's Registration Statement on Form S-1 (Registration No. 33-98070) originally filed with the Commission on October 12, 1995, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Stradley, Ronon, Stevens & Young, LLP ("SRSY"), legal counsel to the Company, has offered its opinion upon the legality of the Common Stock. Certain attorneys at SRSY own an aggregate of 10,950 shares of the Company's Common Stock and a partner of the firm has an option to purchase 10,000 shares of the Common Stock at the purchase price of $10.25 per share, which option may be exercised for a 10-year period ending on July 16, 2006.

Item 6.  Indemnification of Directors and Officers.

         The Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law ("Delaware Law") a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware Law, the liability of a director may not be eliminated or limited
(i) for any breach of the director's
duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as a injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by law.

         In addition, prior to the consummation of this offering, the Company has entered into agreements (the "Indemnification Agreements") with each of the directors and certain officers of the Company pursuant to which the Company agrees to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer and arising out of his capacity as a director, officer, employee and/or agent of the corporation of which he is a director or officer to the maximum extent provided by applicable law. In addition, such director or officer shall be entitled to an advance of expenses to the maximum extent authorized or permitted by Delaware Law to meet the obligations indemnified against.

         To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify directors and officers, such repeal or limitation may not be effective as to directors and officers who are currently parties to the Indemnification Agreements, because their rights to full protection are contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future officers and directors of the Company.

         The Company has obtained directors' and officers' liability insurance. There can be no assurance, however, that the Company will be able to maintain such insurance on reasonable terms. At present there is no pending litigation or proceeding and the Company is not aware of any threatened litigation or proceeding, involving any director, officer, employee or agent where indemnification will be required or permitted under the Company's Certificate of Incorporation.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         (a)      Exhibits:

         4.1      Blonder Tongue Laboratories, Inc. 1994 Incentive Stock
                  Option Plan.1
         4.2      Blonder Tongue Laboratories, Inc. 1995 Long Term Incentive
                  Plan.2
         4.3      Blonder Tongue Laboratories, Inc. 1996 Director Option Plan.3
         5.1 Opinion of Counsel as to Legality of Securities being registered.
         23.1     Consent of Counsel (contained in Exhibit 5.1).
         23.2     Consent of BDO Seidman, LLP.
         23.3     Consent of Bowman & Company LLP.
         24.1 Power of Attorney (included in signature page on page II-5 herein).

----------
(1) Incorporated by reference from Exhibit 10.5 to S-1 Registration Statement No. 33-98070 originally filed October 12, 1995, as amended.

(2) Incorporated by reference from Exhibit 10.6 to S-1 Registration Statement No. 33-98070 originally filed October 12, 1995, as amended.

(3) Incorporated by reference from Exhibit 10.7 to S-1 Registration Statement No. 33-98070 originally filed October 12, 1995, as amended.

Item 9.  Undertakings.

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3
(section 239.13 of this chapter), Form S-8 (section 239.16b of this chapter) or

Form F-3 (section 239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant Blonder Tongue Laboratories, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Old Bridge, State of New Jersey, on October 29, 1996.

                            BLONDER TONGUE LABORATORIES, INC.


                    By:  /s/ James A. Luksch
                        ------------------------------------------------------
                        James A. Luksch, President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Each person whose signature appears below constitutes and appoints James A. Luksch and Robert J. Palle, Jr., jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.



Name                                  Title                          Dates

/s/ James A. Luksch          Director, President and            October 29, 1996
------------------------     Chief Executive Officer
James A. Luksch              (Principal Executive Officer)


/s/ Peter Pugielli           Senior Vice President              October 29, 1996
------------------------     -- Finance,
Peter Pugiell                Treasurer and Chief Financial
                             Officer (Principal Financial
                             Officer and Principal
                             Accounting Officer)

/s/ Robert J. Palle, Jr.     Director, Executive Vice           October 29, 1996
------------------------     President and Chief
Robert J. Palle, Jr.         Operating Officer



/s/ James H. Williams        Director                           October 29, 1996
------------------------
James H. Williams

/s/ James F. Williams        Director                           October 29, 1996
------------------------
James F. Williams

/s/ Robert B. Mayer          Director                           October 29, 1996
------------------------
Robert B. Mayer

/s/ John E. Dwight           Director                           October 29, 1996
------------------------
John E. Dwight

                                               EXHIBIT INDEX

   Exhibit #                        Description                                       Sequential Page Number
   ---------                        -----------                                       ----------------------

      4.1      Blonder Tongue Laboratories, Inc. 1994 Incentive            Incorporated by reference from Exhibit
               Stock Option Plan                                           10.5 to S-1 Registration Statement No.
                                                                           33-98070 originally filed October 12,
                                                                           1995, as amended.

      4.2      Blonder Tongue Laboratories, Inc. 1995 Long                 Incorporated by reference from Exhibit
               Term Incentive Plan                                         10.6 to S-1 Registration Statement No.
                                                                           33-98070 originally filed October 12,
                                                                           1995, as amended.

      4.3      Blonder Tongue Laboratories, Inc. 1996 Director             Incorporated by reference from Exhibit
               Option Plan                                                 10.7 to S-1 Registration Statement No.
                                                                           33-98070 originally filed October 12,
                                                                           1995, as amended.

      5.1      Opinion of Counsel as to Legality of Securities             Filed on page 19 herein.
               Being Registered

     23.1      Consent of Counsel                                          Contained in Exhibit 5.1, filed on page
                                                                           19 herein.

     23.2      Consent of BDO Seidman, LLP                                 Filed on page 22 herein.

     23.3      Consent of Bowman & Company LLP                             Filed on page 23 herein.

     24.1      Power of  Attorney                                          Included in signature page on page 17
                                                                           herein.

----------